Exhibit 10.1

SIDE LETTER TO EMPLOYMENT AGREEMENT

This letter agreement (this “Agreement”) is made and entered into as of this 8th day of September, 2026 (the “Effective Date”) by and among Rallybio Corporation (“Rallybio”), a Delaware corporation, Rallybio, LLC (“Rallybio LLC”), a Delaware limited liability company, and Jonathan Lieber (“Mr. Lieber”). Capitalized terms used but not defined in this Agreement shall have their meanings set forth in the Employment Agreement (as defined below).

WITNESSETH

WHEREAS, Mr. Lieber is currently employed by Rallybio LLC as Chief Financial Officer and Treasurer of Rallybio and Rallybio LLC pursuant to that certain Employment Agreement (the “Employment Agreement”), dated as of February 1, 2023, by and between Mr. Lieber and Rallybio LLC, as amended by that certain Amendment to Employment Agreement effective as of on or about March 1, 2026 (the “Amendment”);

WHEREAS, Mr. Lieber’s employment will transition to part-time employment on the later of (i) the completion of the filing of the first amendment to Company’s Form S-4 registration statement, as determined by the Company, or (ii) September 15, 2026 (the date of such termination, the “Employment Transition Date”);

WHEREAS, Rallybio and Mr. Lieber desire to enter into this Agreement to set forth the terms of Mr. Lieber’s transition to part-time employment and anticipated termination of employment with Rallybio.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by the parties as follows:

1. Transition to Part-Time Employment. Mr. Lieber’s employment as Chief Financial Officer and Treasurer will transition to part-time status on the Employment Transition Date. It is expected that Mr. Lieber will continue to have the same duties, authorities and responsibilities as were in effect prior to the Employment Transition Date but that he will perform such duties on a part-time basis. In lieu of the Base Salary provided under the Employment Agreement (as it may have been amended), effective as of the Employment Transition Date, Mr. Lieber’s Base Salary will be at an annualized rate of $420,000. As a part-time employee, Mr. Lieber shall be entitled to participate in the Company’s benefit plans and programs in accordance with the terms of those plans; provided, that Mr. Lieber will not be entitled to receive an annual bonus for 2026 or any subsequent year during which he may be employed. Mr. Lieber acknowledges and agrees that nothing in this Agreement shall entitle him to resign for Good Reason and he hereby waives any right to resign for Good Reason as a result of any changes to compensation, duties, authorities or responsibilities contemplated by this Agreement. For the avoidance of doubt, the Employment Transition Date is not a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2. Expected Termination Date.

a.

Mr. Lieber’s employment will terminate on the date of the Closing (as defined below). Subject to his compliance, in all material respects, with the terms of the Employment Agreement and his execution of a release agreement as contemplated by the Employment Agreement, upon the termination of Mr. Lieber’s employment on the Closing, the Company agrees to pay Mr. Lieber severance payments and benefits due in connection with a termination without Cause in connection with a Change in Control under Section 7(d) of the Employment Agreement. For purposes of determining Mr. Lieber’s Base Salary, the Base Salary will be that in effect as of immediately prior to the Employment Transition Date.

b.

If the Company terminates Mr. Lieber’s employment without Cause prior to the Closing (a “Pre-Closing Termination”), Mr. Lieber will be entitled to the severance payments and benefits under Section 7(c) of the Employment Agreement. For purposes of determining Mr. Lieber’s Base Salary, the Base Salary will be that in effect as of immediately prior to the Employment Transition Date. If the Merger (as defined below) is consummated after a Pre-Closing Termination, Mr. Lieber shall be entitled to, in lieu of the payments and benefits under Section 7(c) of the Employment Agreement, without duplication and after offset for any amounts previously paid under Section 7(c) of the Employment Agreement, the payments and benefits under Section 7(d) of the Employment Agreement. Any restricted stock, stock options and other equity or equity-based awards granted to Mr. Lieber by Rallybio that were outstanding as of the Pre-Closing Termination shall remain outstanding and eligible to vest in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated May 31, 2026, by and among Rallybio, Farmington Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Rallybio, and Avenzo Therapeutics, Inc., a Delaware corporation (the “Merger Agreement”), with any stock options granted to Mr. Lieber that were vested and unexercised as of the Pre-Closing Termination and any stock options that become vested under the terms of the Merger Agreement remaining exercisable until ninety (90) days following the closing of the transactions contemplated by the Merger Agreement (the “Closing”) (or, if earlier, until the original expiration date of such stock options). Mr. Lieber acknowledges and agrees that, by reason of the extension of the post-termination exercise period described in the foregoing sentence, any stock option held by Mr. Lieber that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) will be treated as a non-qualified stock option. Nothing herein, however, constitutes tax advice to Mr. Lieber and Mr. Lieber is urged to consult his own independent tax advisors regarding the tax treatment of any equity awards that he holds. If the Merger Agreement is terminated in accordance with its terms, Mr. Lieber shall not be entitled to any severance payments or other benefits in connection with the transactions contemplated by that agreement.

3. Other Activities. Following the Employment Transition Date and notwithstanding anything to the contrary in the Employment Agreement, recognizing that Mr. Lieber will be in a part-time employment position, Mr. Lieber shall be permitted to engage in other business activities (including, without limitation, serving as an employee and officer of another entity) so long as such activities do not unreasonably interfere with or conflict with Mr. Lieber’s duties under this Agreement or the Employment Agreement or create a potential business or fiduciary conflict or otherwise violate Section 11 of the Employment Agreement.

4. Governing Law; Venue. The provisions of Section 19 of the Employment Agreement shall apply to this Agreement mutatis mutandis.

5. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, written or oral, express or implied, with respect to the subject matter hereto. Except as expressly modified hereby, the Employment Agreement remains in full force and effect. For the avoidance of doubt, the Indemnification Agreement entered into between Rallybio and Mr. Lieber remains in full force and effect and applies to his part-time employment status. Rallybio hereby represents that it has obtained any requisite approvals to enter into this Agreement.

6. Severability. Mr. Lieber hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

7. Survival. Provisions intended to survive termination of this Agreement shall survive termination or expiration of this Agreement.

8. Counterparts; Facsimile or Electronic Execution and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Facsimile or electronic execution or delivery of this Agreement shall constitute legal, valid and binding execution or delivery for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto, as of the Effective Date.

RALLYBIO CORPORATION

By:	/s/ Stephen Uden
Name:	Stephen Uden
Title:	Chief Executive Officer

Date: September 8, 2026

RALLYBIO, LLC

By:	/s/ Stephen Uden
Name:	Stephen Uden
Title:	Chief Executive Officer

Date: September 8, 2026

JONATHAN LIEBER:

/s/ Jonathan Lieber
Jonathan Lieber

Date: September 8, 2026